IQST - iQSTEL Announces $277 Million Net Revenue for 2024, Achieves Record-Breaking $96 Million in Q4

January 6, 2025, New York, NY – iQSTEL Inc. (OTCQX: IQST), a leading-edge multinational enhanced telecommunications and technology corporation, is thrilled to announce that its net revenue for 2024 reached $277 million, based on preliminary accounting. This figure represents 95% of the annual revenue forecast. This significant achievement underscores iQSTEL’s exceptional growth trajectory and steadfast commitment to achieving its vision of becoming a $1 billion revenue company by 2027.

Record-Breaking Q4 Performance

The company’s Q4 net revenue reached an unprecedented $96 million, marking a staggering 77% increase compared to $52 million in Q3. This result represents the highest quarterly revenue in the company’s history, highlighting the strength of iQSTEL’s commercial strategy and the growing demand for its innovative solutions.

Achieving Synergy Through Subsidiaries

On a gross revenue basis, iQSTEL achieved a landmark $300 million based on preliminary accounting, with approximately $23 million attributed to intercompany transactions. This demonstrates the synergistic collaboration among iQSTEL’s subsidiaries, as intercompany revenue accounted for over 7.6% of gross revenue, showcasing the teamwork and alignment driving the company’s success.

Unparalleled Annual Growth

Comparing 2024’s preliminary net revenue of $277 million to 2023’s $144.5 million, iQSTEL achieved a phenomenal 91.6% year-over-year growth. This pace of expansion solidifies the company’s position as a high-growth leader in the telecommunications and technology industries.

Leandro Iglesias, CEO of iQSTEL, expressed his enthusiasm:

“We have set an incredible commercial pace on our path to becoming a $1 billion company by 2027. The $277 million in revenue for 2024, compared to $144.5 million in 2023, highlights our ability to execute and scale at an amazing rate. Moreover, our record-breaking $96 million revenue in Q4 sets the bar for what we can achieve in the future. These results validate our business strategy, the strength of our team, and the unwavering trust of our shareholders.”

Mr. Iglesias added:

“We are laying the groundwork for our Nasdaq up-listing, showcasing exactly what national markets value: explosive growth. This year, we nearly doubled our revenue, and this is just the beginning as we progress toward our ambitious goal of becoming a $1 billion revenue company by 2027.”

About iQSTEL:

iQSTEL Inc. (OTC-QX: IQST) (www.iQSTEL.com) is a US-based multinational publicly listed company in the final stages of the path to becoming listed on NASDAQ. With FY2024 revenues of $277 million based on preliminary accounting, iQSTEL is positioning itself for explosive growth. iQSTEL's mission is to serve basic human needs in today's modern world by making essential tools accessible, regardless of race, ethnicity, religion, socioeconomic status, or identity. The company recognizes that modern human needs such as physiological, safety, relationship, esteem, and self-actualization are marginalized without access to ubiquitous communications, financial freedom, clean, affordable mobility, and information.

iQSTEL has been building a strong business platform with its customers, and by leveraging this trust, the company is now beginning to sell high-tech, high-margin products across its divisions. iQSTEL is strategically positioned to achieve $1 billion in revenue by 2027 through organic growth, acquisitions, and high-margin product expansion.

•	Telecommunications Services Division (Communications): Includes VoIP, SMS, International Fiber-Optic, Proprietary Internet of Things (IoT), and a Proprietary Mobile Portability Blockchain Platform.
•	Fintech Division (Financial Freedom): Provides remittance services, top-up services, a MasterCard Debit Card, US bank accounts (no SSN required), and a Mobile App.
•	Electric Vehicles (EV) Division (Mobility): Offers Electric Motorcycles and plans to launch a Mid-Speed Car.
•	Artificial Intelligence (AI) Services Division (Information and Content):
Provides AI solutions for unified customer engagement across web and phone channels, along with a white-label platform offering seamless access to services, entertainment, and support in a virtual 3D interface.
•	Cybersecurity Services:
Through a new partnership with Cycurion, iQSTEL will offer advanced cybersecurity solutions, including 24/7 monitoring, threat detection, incident response, vulnerability assessments, and compliance management, providing essential protection to telecommunications clients and beyond.

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iQSTEL has completed 11 acquisitions since June 2018 and continues to develop an active pipeline of potential future acquisitions, further expanding its suite of products and services both organically and through mergers and acquisitions.

Safe Harbor Statement: Statements in this news release may be "forward-looking statements". Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions, or any other information relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates, and projections about our business based partly on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties, and assumptions that are difficult to predict. Therefore, actual outcomes and results may and are likely to differ materially from what is expressed or forecasted in forward-looking statements due to numerous factors. Any forward-looking statements speak only as of the date of this news release, and iQSTEL Inc. undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this news release. This press release does not constitute a public offer of any securities for sale. Any securities offered privately will not be or have not been registered under the Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

iQSTEL Inc.
IR US Phone: 646-740-0907
IR Email: investors@iqstel.com

Contact Details
iQSTEL Inc.
+1 646-740-0907
investors@iqstel.com

Company Website
www.iqstel.com

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